Exhibit 10.3

AEP INDUSTRIES INC.

Performance Unit Grant Certificate

Under 2005 Stock Option Plan

Date of Grant:

Name of Employee:

Grant Amount:

This is to certify that, effective on the date of grant specified above, the Board of Directors/Compensation Committee of AEP Industries Inc. (the “Company”) has granted to the above-named employee (the “Employee”) the number of Performance Units of the Company (the “Performance Units”) set forth above pursuant to the Company’s 2005 Stock Option Plan (the “Plan”).  Each Performance Unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, one share of Stock or the Unit Value of one share of Stock.

The terms and conditions of the award granted hereby, in addition to the terms and conditions contained in the Plan, are as follows:

1.                                       As used herein, the following terms shall have the following meanings:

“Adjusted Grant Amount” shall mean the actual number of shares of Performance Units granted to the Employee pursuant to this Agreement (rounded to the nearest whole share), as finally determined as of the end of the current fiscal year of the Company as follows:

(i)                                     in the event that the Company’s actual EBITDA for such fiscal year equals or exceeds Forecasted EBITDA for such fiscal year, the Adjusted Grant Amount shall mean the Grant Amount set forth above;

(ii)                                  in the event that the Company’s actual EBITDA for such fiscal year is less than Forecasted EBITDA for such fiscal year, but is not less than eighty percent (80%) of such forecast, the Adjusted Grant Amount shall mean the Grant Amount set forth above, reduced by the same percentage by which actual EBITDA is lower than Forecasted EBITDA for such fiscal year; or

(ii)                                  in the event that the Company’s actual EBITDA for such fiscal year is less than eighty percent (80%) of Forecasted EBITDA, the Adjusted Grant Amount shall be zero.

“Change of Control” shall have the meaning ascribed to such term in the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“EBITDA” shall mean, for any fiscal year, the Company’s earnings for such fiscal year before provision for interest, taxes, depreciation and amortization, as determined in accordance with United States generally accepted accounting principals (“GAAP”).

“Fair Market Value” shall have the meaning ascribed to such term in the Plan.

“Forecasted EBITDA” shall mean, for any fiscal year, the Company’s forecast of EBITDA for such fiscal year, as approved by the Board of Directors of the Company and as provided to the Employee as of the date of the grant hereunder.

“Parent” shall have the meaning set forth in section 425(e) of the Code.

“Subsidiary” shall have the meaning set forth in section 425(f) of the Code.

“Termination Due to Business Divestiture” shall mean the termination of employment of the Employee due to a transaction or series of related transactions (other than a transaction or series of transactions that are part of a Change of Control) that result in a divestiture, sale, transfer, assignment or other disposition of any division, subsidiary, business unit, product line or group, or any other asset of the Company or any of its affiliates.

“Unit Value” shall mean, as of any date of determination, the Adjusted Grant Amount multiplied by the Fair Market Value.

2.                                       The Employee may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in any way encumber all or any of the Performance Units granted hereby until such time as such Performance Unit becomes vested pursuant to the provisions of this Agreement.

3.                                       Subject to the terms and conditions set forth herein, the Performance Units covered by this grant shall vest and become deliverable only in accordance with the following schedule:

Vesting Period	Percentage of Adjusted Grant Amount to be Issued to Employee

Within first year from date of grant:	0%

Beginning one year from date of grant:	20%

Beginning two years form date of grant:	40%

Beginning three years from date of grant:	60%

Beginning four years from date of grant:	80%

Beginning five years from date of grant:	100%

4.                                       The Employee shall not be entitled to any rights as a stockholder of the Company in respect of any Performance Units covered by this grant until such Performance Units become vested pursuant to the provisions of this Agreement.

5.                                       At the end of each vesting period or the earlier vesting date provided in Section 7 below, the Employee shall be entitled to receive the shares of Stock vested as of such period or date or the Unit Value of such shares of Stock or any combination thereof, at the Employee’s option.  The Employee shall notify the Company in writing of its desire to receive either the shares, the Unit Value thereof or any combination thereof.  As soon as practicable after receipt of such notice, the Company shall deliver either (i) the certificate for the shares of Stock vested as of such period or date to the Employee, which certificate shall be registered in the Employee’s name, (ii) pay the Employee the Unit Value of such vested shares of Stock, or (iii) any combination thereof as designated by the Employee.  Any shares or cash to be delivered will be delivered as soon as practicable after vesting, but no later than the date that is 2-1/2 months after the end of the Employee’s tax year in which the vesting date occurs.

6.                                       In the event that the Employee’s employment as an employee of the Company or of any Parent or Subsidiary (hereinafter the “Employee’s employment”) is terminated prior to the time that the shares of Stock granted hereby have fully vested (other than as set forth in Section 7 below), the unvested portion of the grant will terminate automatically and will be forfeited to the Company immediately and without further notice.

7.                                       A.                                   All Performance Units granted hereunder shall become immediately vested in the event of:

(i)                                     the death of the Employee;

(ii)                                  the permanent disability (within the meaning of section 22(e)(3) of the Code) of the Employee; or

(iii)                               a Termination Due to Business Divestiture.

B.                                     In the event of a Change of Control or immediately prior to a Change of Control, the Company may, in its complete discretion as provided in the Plan, cause all Performance Units granted hereunder not then vested to become immediately vested, provided that should the Company elect to exercise that discretion, it must do so during the calendar year in which the Change of Control occurs.

In the event that any of the foregoing occurs before the end of the current fiscal year in which the grant was made, for the purposes of determining the Adjusted Grant Amount for such Employee, year-to-date EBITDA as of the end of the fiscal quarter immediately preceding to date of the event shall be annualized and compared to Forecasted EBITDA for such fiscal year.

8.                                       The grant of Performance Units hereunder shall terminate and shall have no further force or effect in the event that the Company’s actual EBITDA for the current fiscal year is less than eighty percent (80%) of Forecasted EBITDA for such fiscal year.

9.                                       This grant does not confer on the Employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to determine the terms of the Employee’s employment.

10.                                 In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and kind of shares covered by this grant.

11.                                 The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, you will not be able to transfer or sell Common Stock issued to you pursuant to this grant unless an exemption from registration under applicable securities laws is available.  You agree that any resale by you of the shares of Common Stock issued pursuant to this grant shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue the Common Stock or permit the resale of any Common Stock if such issuance or resale would violate any such requirements.

12.                                 This grant and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling.  All interpretations or determinations of the Committee shall be binding and conclusive upon the Employee and his legal representatives on any question arising hereunder or under the Plan.

13.                                 All notices hereunder to the Company shall be delivered or mailed to the following address:

AEP Industries Inc.

Attention:  Secretary

125 Phillips Avenue

South Hackensack, NJ  07606

Such address may be changed at any time provided notice of such change is furnished in advance to the Employee.

14.                                 All notices hereunder to the Employee shall be to the Employee’s address as appearing on the records of the Company.

AEP INDUSTRIES INC.

By:
Secretary